Exhibit 4.1

FINAL EXECUTION VERSION

AMENDMENT NO. 1 TO AMENDED AND RESTATED

SECURITY HOLDERS’ AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED SECURITY HOLDERS’ AGREEMENT (“Amendment No. 1”), dated as of May 16, 2013, is by and among PGT, Inc., a Delaware corporation (the “Corporation”), JLL Partners Fund IV, L.P., a Delaware limited partnership (“Fund IV”), those employees listed on Schedule I to the Agreement (the “Management Investors”), and each Additional Stockholder. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Security Holders’ Agreement, dated as of June 27, 2006, by and among the Corporation, Fund IV, the Management Investors and each Additional Stockholder (the “Agreement”).

WITNESSETH

WHEREAS, on January 29, 2004, each of the Corporation, Fund IV, and certain of the Management Investors entered into the Original Agreement to memorialize certain agreements with respect to the shares of Common Stock owned by such parties, and the other Management Investors became a party to the Original Agreement, all in accordance with the terms and conditions set forth therein;

WHEREAS, on June 27, 2006, in connection with the Corporation’s proposed Initial Public Offering, the Corporation and each of the Stockholders amended and restated the Original Agreement, conditioned upon, subject to, and effective immediately prior to the consummation of the Corporation’s Initial Public Offering;

WHEREAS, the Corporation and Fund IV desire to amend the Agreement as provided in this Amendment No. 1; and

WHEREAS, Section 5.04 of the Agreement provides that the Agreement may be amended, modified or supplemented by a writing and signed by (a) the Corporation and (b) Fund IV.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

Section 1.1. The last sentence of Section 5.12 of the Agreement shall be amended as follows:

“Unless earlier terminated, this Agreement shall terminate on July 1, 2016 provided, however, that the provisions of Section 4.07 shall survive termination until the expiration of all applicable statutes of limitations; and provided further that, to the extent that any Demand Registration or Piggyback Registration has commenced at such time, this Agreement shall remain in effect until the termination or expiration of such Demand Registration or Piggyback Registration, as the case may be, and the obligations of Fund IV and the Additional Stockholders pursuant to Section 4.04 hereof shall continue until 90 days following the effectiveness of the Registration Statement related thereto.”

Section 1.2. Except as specifically amended pursuant to Section 1.1 of this Amendment No. 1 and only to the extent amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. If there are any conflicts between the terms of this Amendment No. 1 or the Agreement, the terms of this Amendment No. 1 shall control.

Section 1.3. This Amendment may be executed in one or more original, facsimile or .PDF counterparts, each of which shall constitute an original document, but all of which together shall constitute one instrument. The substantive laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Amendment No. 1, regardless of the law that might be applied under applicable principles of conflicts of laws.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Amendment No. 1 to Amended and Restated Security Holders’ Agreement as of the date first above written.

PGT, INC.

By:	/s/ Mario Ferrucci III
Name:	Mario Ferrucci III
Title:	Vice President, General Counsel and Secretary

JLL PARTNERS FUND IV, L.P.

By:	JLL Associates IV, L.P., its general partner

By:	JLL Associates G.P. IV, L.L.C., its general partner

By:	/s/ Paul S. Levy
Name:	Paul S. Levy
Title:	Managing Member